Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp ONE MANHATTAN WEST NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com
FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE
July 16, 2020

Trean Insurance Group, Inc.
150 Lakes West Street
Wayzata, MN 55391

Re:	Trean Insurance Group, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Trean Insurance Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of 5,058,085 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Trean Insurance Group, Inc. 2020 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Plan;
(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

Trean Insurance Group, Inc.
July 16, 2020

(c)	a copy of the Company’s Certificate of Incorporation certified pursuant to the Secretary’s Certificate;
(d)
a copy of the Company’s amended and restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), as in effect since July 16, 2020 certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

(e)	a copy of the Company’s By-Laws certified pursuant to the Secretary’s Certificate;
(f)	a copy of the Company’s amended and restated By-Laws (the “Amended and Restated By-Laws”), as in effect since July 16, 2020, certified pursuant to the Secretary’s Certificate;
(g)	a copy of certain resolutions of the Board of Directors of the Company, relating to the Plan, the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate;
(h)	a certificate, dated the date hereof, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware;
(i)	a specimen certificate representing the Common Stock; and
(j)	the forms of award agreements under the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and  conclusions set forth in the Secretary’s Certificate.

Trean Insurance Group, Inc.
July 16, 2020

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when awarded by the Board of Directors of the Company or a duly authorized committee thereof and issued and paid for in accordance with the terms of the Plan and the applicable award agreements under the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the $0.01 per share; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY